Exhibit 19.1

GEVO, INC.

INSIDER TRADING POLICY

and Guidelines with Respect to

Certain Transactions in Company Securities

___________________

This Insider Trading Policy (the “Policy”) provides guidelines to employees, officers and directors of Gevo, Inc. and any of its subsidiaries (collectively, the “Company”) with respect to transactions in the Company’s securities. The Company has adopted this Policy and the procedures set forth herein to help prevent insider trading and to assist the Company's employees, officers and directors in complying with their obligations under the federal securities laws.  Employees, officers and directors are individually responsible to understand and comply with this Policy.

A.Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, restricted stock, restricted stock units, stock appreciation rights, performance units, deferred share units, options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock and convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options.  This Policy applies to all employees, officers and directors of the Company and members of their immediate families who reside with them or anyone else who lives in their household, and family members who live elsewhere but whose transactions in the Company’s securities are directed by them or subject to their influence and control (collectively referred to as “Family Members”).  This Policy also imposes specific blackout period and pre-clearance procedures on directors, officers and certain other designated employees of the Company who receive or have access to Material Nonpublic Information (as defined below) and/or are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The current “Insider Trading Compliance Officers” referred to herein are the Chief Accounting Officer and the Vice-President - General Counsel & Secretary of the Company.

B.Definition of Material Nonpublic Information

It is not possible to define all categories of material information.  However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities.  Any information that could be expected to affect the market price of the Company’s securities, whether such information is positive or negative, should be considered material.  Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.  Directors, officers and certain other employees of the Company are subject to the Blackout Period provisions described in Section F.1 of this Policy.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material.  Examples of such information may include:

●	Financial results and forecasts;
●	Projections of future earnings or losses;
●	Scientific, clinical or regulatory results;
●	Communications with government agencies, such as the Securities and Exchange Commission and the Environmental Protection Agency;
●	Notice of issuance of patents or the acquisition or disposition of other material intellectual property rights;
●	News of, or development in, a pending or proposed merger, acquisition or tender offer;
●	News of, or development in, a pending or proposed acquisition or disposition of significant assets;
●	News of, or development in, strategic partnerships or relationships;
●	Major discoveries or significant changes or developments in products or product lines, research or technologies;
●	Impending bankruptcy or financial liquidity problems;
●	Gain or loss of a significant customer or supplier;
●	Significant expansion or curtailment of operations;
●	Significant pricing changes;
●	Stock splits and stock repurchase programs;
●	New equity or debt offerings;
●	Actual or threatened major litigation, or the resolution of such litigation; and
●	Changes in senior management.

“Material Nonpublic Information” is material information about the Company that has not been previously disclosed to the general public through a press release or securities filings and is otherwise not available generally to the general public.

Statement of Policy

C.General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace, the use of Material Nonpublic Information in securities trading, and any other violation of applicable securities laws.

D.Specific Policies

1.Trading on Material Nonpublic Information.  No employee, officer or director of the Company and no Family Member of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell (other than pursuant to a trading plan that complies with Securities and Exchange Commission (“SEC”) Rule 10b5-1 and is implemented in accordance with Section G of this Policy), during any period commencing with the date that he or she possesses Material Nonpublic Information and ending at the close of business on the second Trading Day (as defined below) following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material.  As used in this Policy, the term “Trading Day” shall mean a day on which The Nasdaq Stock Market, LLC (“Nasdaq”) is open for trading.  If, for example, the Company were to make an announcement of previously Material Nonpublic Information on a Monday, employees, officers and directors who had access to such information prior to such time shall not trade in the Company’s securities until that Thursday.

2.Tipping.  No employee, officer or director of the Company shall disclose or pass on (“tip”) Material Nonpublic Information to any other person, including a Family Member or friend, nor shall such person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

3.Confidentiality of Nonpublic Information.  Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

E.Potential Criminal and Civil Liability and/or Disciplinary Action

1.Liability for Insider Trading. Any employee, officer or director of the Company who engages in a transaction in the Company’s securities at a time when he or she has knowledge of Material Nonpublic Information may be subject to an SEC civil investigation, cease and desist order or other administrative action, and incur federal and state law penalties and sanctions, including but not limited to:

●	a civil penalty of up to three times the profit gained or loss avoided as a result of the insider trading;

●	up to 20 years in jail; and
●	a criminal fine of up to $5,000,000.

There is no de minimis exception to the rule against insider trading.  Use of inside information to gain personal benefit is as illegal with respect to a few shares of stock as it is with respect to a large number of shares.

2.Liability for Tipping.  Any employee, officer or director of the Company who tips (“tippers”) a third party (commonly referred to as a “tippee”) may also be liable for improper transactions by tippees to whom they have tipped Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities.  Tippers and tippees would be subject to the same penalties and sanctions as described above, and the SEC has imposed large penalties even when the tipper or tippee did not profit from the trading.  The SEC and the national securities exchanges use sophisticated electronic surveillance techniques to assess and uncover insider trading.

3.Control Persons.  The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, may in certain circumstances be subject to the following penalties:

●	a civil penalty of up to the greater of $1,425,000 (as adjusted from year-to-year) and three times the profit gained or loss avoided as a result of the employee’s violation (which penalty is in addition to, not an alternative to, the employee’s liability discussed under Section E.1 of this Policy); and
●	criminal penalties.

4.Possible Company-Imposed Disciplinary Actions.  Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment for cause.

F.Mandatory Guidelines

1.Trading Blackout Period.  To ensure compliance with this Policy and applicable securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company requires that its directors and executive officers, each of whom is set forth on Appendix A attached hereto, all other employees in the finance department of the Company set forth on Appendix B hereto, and any other employees designated by an Insider Trading Compliance Officer as subject to the Blackout Period (as defined below) prohibitions because of their access to the Company’s internal financial statements or other Material Nonpublic Information regarding the Company’s performance during annual and quarterly fiscal periods set forth on Appendix C hereto (collectively, “Designated Insiders”), and Family Members of the foregoing, refrain from conducting transactions involving the purchase or sale of the Company’s securities during the Blackout Periods established below.  Each of the following periods will constitute a “Blackout Period”:

The period commencing two (2) days prior to the end of each fiscal quarter and ending at the close of business on the second Trading Day following the date of public disclosure of the Company’s financial results for that quarter.  For purposes of clarification, the 2nd day of such 2-day period shall be the last date of such fiscal quarter. If such public disclosure occurs on a Trading Day before the markets close, then that day shall be considered the first Trading Day.  If such public disclosure occurs after the markets close on a Trading Day, then the date of public disclosure shall not be considered the first Trading Day following the date of public disclosure.

In addition to the Blackout Periods described above, the Company may announce “special” Blackout Periods from time to time if, in the judgment of the Company’s Chief Executive Officer or an Insider Trading Compliance Officer, there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory matters, litigation or a major corporate transaction.  Depending on the circumstances, a “special” Blackout Period may apply to all Designated Insiders or only a specific group of Designated Insiders.  An Insider Trading Compliance Officer will provide written notice to Designated Insiders subject to a “special” Blackout Period.  Any person made aware of the existence of a “special” Blackout Period should not disclose the existence of the “special” Blackout Period to any other person.  The failure of the Company to designate a person as being subject to a “special” Blackout Period will not relieve that person of the obligation not to trade while he or she is aware of Material Nonpublic Information.  As used in this Policy, the term “Blackout Period” shall mean all periodic Blackout Periods and all “special” Blackout Periods announced by the Company.

The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions.  Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor”, and all employees, officers and directors of the Company and other persons subject to this Policy should use good judgment at all times.  Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days after the date of announcement.  Although the Company may from time to time impose “special” Blackout Periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.

Transactions effected pursuant to a SEC Rule 10b5-1 trading plan implemented in accordance with Section G of this Policy are not subject to Blackout Periods.

2.Pre-clearance of Trades.  The Company has determined that all directors and executive officers and their Family Members must refrain from trading in the Company’s securities without first complying with the Company’s “pre-clearance” process.  Each director or executive officer must contact an Insider Trading Compliance Officer not less than two Trading Days prior to commencing any trade, or before any of their Family Members commences any trade, in the Company’s securities.  This pre-clearance requirement applies to any transaction or transfer involving the Company’s securities, including a gift, transfer to a trust or any other transaction in the Company’s securities.

The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from other employees designated as Designated Insiders.

An Insider Trading Compliance Officer must pre-clear each proposed trade or transfer (provided that an Insider Trading Compliance Officer cannot pre-clear his or her own proposed trade or transfer under this Policy). The Insider Trading Compliance Officers are not under any obligation to approve a trade submitted for pre-clearance, and may determine not to permit a trade.

To facilitate the process, the Company has prepared a pre-clearance request form, attached hereto as Exhibit B, to be completed and provided to an Insider Trading Compliance Officer.  An Insider Trading Compliance Officer will assist with the approval process.  No trade or transfer may be effected until the requesting director, executive officer, Family Member of a director or executive officer or, as required under this Policy, other employee of the Company, has received the approved Pre-Clearance Request Form, even if two (2) Trading Days have passed since the Pre-Clearance Request Form was submitted to an Insider Trading Compliance Officer.  If, upon requesting pre-clearance or otherwise, a director or executive officer or a Family Member of a director or executive officer is advised that Company securities may not be traded, such director, executive officer or Family Member may not buy, sell or otherwise trade any Company securities under any circumstance, and may not inform anyone of such restriction.  This trading restriction will apply until the officer, director or Family Member receives a subsequent pre-clearance to trade his or her Company securities.

Transactions effected pursuant to a SEC Rule 10b5-1 trading plan implemented in accordance with Section G of this Policy will not require further pre-clearance at the time of each such transaction.

3.Hardship Exceptions.  Any Designated Insider or Family Member of such insider who has an unexpected and urgent need to sell Company securities in order to generate cash may, in appropriate circumstances, be permitted to sell Company securities even during a Blackout Period.  Hardship exceptions may be granted only by an Insider Trading Compliance Officer and must be requested at least two (2) days in advance of the proposed trade.  A hardship exception may be granted only if the Insider Trading Compliance Officer concludes that the Company’s earnings information for the applicable quarter does not constitute Material Nonpublic Information.  Under no circumstances will a hardship exception be granted during a “special” blackout period or to a director or executive officer.

4.Individual Responsibility.  Every director, officer and employee of the Company has the individual responsibility to comply with this Policy regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company.  The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each employee, officer and director of the Company in connection with any trade in the Company’s securities.

An employee, officer or director of the Company may, from time to time, need to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of Material Nonpublic Information and even though the individual believes he or she may suffer an economic loss or forego anticipated profit by waiting.

G.Rule 10b5-1 Trading Plans

SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. It does not prevent someone from bringing a lawsuit. This Policy permits individuals to adopt SEC Rule 10b5-1 trading plans with brokers that outline a pre-set plan for trading of the Company’s securities, including the exercise of equity awards.

As required by SEC Rule 10b5-1, a director, executive officer or other employee of the Company identified as a Designated Insider may implement a trading plan under SEC Rule 10b5-1 only when he or she is not in possession of Material Nonpublic Information.  In addition, a trading plan may not be entered into during a Blackout Period.  Any executive officer or other employee of the Company identified as a Designated Insider who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with an Insider Trading Compliance Officer, and also must pre-clear any amendment to such plan with an Insider Trading Compliance Officer.

Establishing a trading plan under SEC Rule 10b5-1 does not exempt transactions from the short-swing profit provisions of Section 16 of the Exchange Act (“Section 16”).

H.Certain Exceptions

1.Equity Award Exercises.  For purposes of this Policy, the Company considers that the exercise of equity awards under the Company’s equity incentive plans (but not the sale of the underlying stock) to be exempt from this Policy.  This Policy does apply, however, to any sale of stock as part of a broker-assisted “cashless” exercise of an equity award, or any market sale for the purpose of generating the cash needed to pay the exercise price of an equity award.

2.Restricted Stock Awards or Restricted Stock Units.  This Policy’s trading restrictions generally do not apply to the vesting of restricted stock or restricted stock units or the Company’s withholding of shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units (assuming such withholding is permitted by the Company).  The trading restrictions do apply, however, to any market sale of stock received upon vesting of such awards.

2. 401(k) Plan.  This Policy does not apply to purchases of Company stock in the Company’s 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections.  This Policy does apply, however, to certain elections that may be made under the 401(k) plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

3.Employee Stock Purchase Plan.  This Policy does not apply to purchases of Company stock in any employee stock purchase plan of the Company resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan.  This Policy also does not apply to purchases of Company stock resulting from lump sum contributions to the plan, provided that the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period.  This Policy does apply to a participant’s election to participate in or increase his or her participation in the plan, and to a participant’s sales of Company stock purchased pursuant to the plan.

4.Dividend Reinvestment Plan.  This Policy does not apply to purchases of Company stock under any dividend reinvestment plan of the Company resulting from reinvestment of dividends paid on Company securities.  This Policy does apply, however, to voluntary purchases of Company stock that result from additional contributions a participant chooses to make to the plan, and to a participant’s election to participate in the plan or increase his or her level of participation in the plan.  This Policy also applies to his or her sale of any Company stock purchased pursuant to the plan.

In addition, bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the donor is aware of Material Nonpublic Information, or the person making the gift is subject to any trading restrictions described under this Policy

I.Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies, including the Company’s customers, vendors or suppliers (collectively, “business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company.  Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners.  All Company employees should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

J.Section 16 Liability - Directors and Officers

Directors and certain officers of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16.  The practical effect of these provisions is that these officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information.  Under these provisions, and so long as certain other criteria are met, neither the receipt of stock or stock options under the Company’s stock plans, nor the exercise of options nor the receipt of stock under a Company dividend reinvestment plan or the Company’s 401(k) retirement plan is deemed a purchase that can be matched against a sale for Section 16(b) short-swing profit disgorgement purposes; however, the sale of any such shares so obtained is a sale for these purposes.  The Company will provide separate memoranda and other appropriate materials to the affected officers and directors regarding compliance with Section 16 and its related rules.

The rules on recovery of short-swing profits are absolute and do not depend on whether a person has Material Nonpublic Information.

K.Short Sales

No officer, director, other employee or consultant of the Company may engage in short sales of the Company’s securities, including a “sale against the box,” at any time.

L.Publicly-Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information.  Transactions in options also may focus the trader’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited.  Option positions arising from certain types of hedging transactions are governed by Section M of this Policy.

M.Hedging or Monetization Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.  These transactions would allow them to continue to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, their interests and the interests of the Company and its stockholders may be misaligned and may signal a message to the trading market when disclosed in Section 16 reports that may not be in the best interests of the Company and its stockholders at the time it is conveyed.  Accordingly, transactions in hedging or monetization transactions involving Company securities are prohibited.

N.Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.  A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities pursuant to Blackout Period restriction. Thus, unless pre-cleared by an Insider Trading Compliance Officer, directors, officers and employees are prohibited from pledging Company securities as collateral for a loan.  Any director, officer or employee of the Company preparing to pledge his or her Company securities must clearly demonstrate his or her financial capacity to repay the loan without resort to the pledged securities.  Any person proposing to pledge Company securities as collateral for a loan must submit a request for approval to an Insider Trading Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

O.Standing Orders

Standing orders should be used only for a very brief period of time.  A standing order placed with a broker or other nominee to sell or purchase stock at a specified price leaves an employee, officer or director of the Company with no control over the timing of the transaction.  A standing order transaction executed by the broker or other nominee when such employee, officer or director of the Company is aware of Material Nonpublic Information may result in unlawful insider trading.

P.Post-Termination Transactions

In the event an employee, officer or director of the Company resigns or terminates employment or service with the Company, this Policy shall continue to apply to transactions in Company securities by such individual for so long as he or she remains in possession of any Material Nonpublic Information possessed by such employee, officer or director as of his or her resignation or termination.  Notwithstanding the foregoing, all former employees, officers and directors shall remain subject to the prohibitions against insider trading set forth under federal and state securities laws any time they engage in transactions in Company securities following their resignation or termination.

Q.Communications with the Public

The Company is subject to the SEC’s Regulation FD (Fair Disclosure) and must avoid selective disclosure of Material Nonpublic Information.  The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release.  Pursuant to Company policy, only the executive officers who have been authorized to engage in communications with the public may disclose information to the public regarding the Company and its business activities and financial affairs.  The public includes, without limitation, research analysts, portfolio managers, financial and business reporters, news media and investors.  In addition, because of the risks associated with the exchange of information through such communications media, Company employees are strictly prohibited from posting or responding to messages containing information regarding the Company on Internet “bulletin boards,” Internet “chat rooms” or in similar online forums. Employees who inadvertently disclose any Material Nonpublic Information must immediately advise an Insider Trading Compliance Officer so the Company can assess its obligations under Regulation FD and other applicable securities laws.

R.Inquiries

Please direct questions as to any of the matters discussed in this Policy to either of the following Insider Trading Compliance Officers:

Sylvia Gendenjamts	E. Cabell Massey
Vice President of Accounting and Treasurer	Vice President, Legal and Corporate Secretary
Gevo, Inc.	Gevo, Inc.
345 Inverness Dr. South, Bldg. C, Suite 310	345 Inverness Dr. South, Bldg. C, Suite 310
Englewood, CO 80112	Englewood, CO 80112
Telephone: [*****]	Telephone: [*****]
E-mail: [*****]	E-mail: [*****]

S.Suspected Violations

Any director, officer, other employee or consultant of the Company who knows of or suspects a violation of this Policy should report the violation immediately to an Insider Trading Compliance Officer or through the procedures for anonymous reporting outlined in the Company’s Open Door Policy for Reporting Complaints Regarding Accounting, Auditing and Other Matters.  The Company will comply with all requests from the SEC, Nasdaq and other agencies for information related to insider trading investigations.

T.Certification

All employees, officers and directors of the Company must certify their understanding of, and intent to comply with, this Policy by executing the Certification attached hereto as Exhibit A and returning it to an Insider Trading Compliance Officer.

EXHIBIT A

GEVO, INC.

INSIDER TRADING POLICY

CERTIFICATION

I certify that:

1.I have received, read and understand the Insider Trading Policy (the “Policy”) of Gevo, Inc. (“Gevo”).  I understand that a Gevo Insider Trading Compliance Officer is available to answer any questions I have regarding the Policy.
2. I will comply with the Policy for as long as I am subject to the Policy.
3.I understand that my failure to comply in all respects with the Policy is a basis for termination for cause of my employment or other service relationship with Gevo or any of its subsidiaries, as well as potential civil and criminal penalties.

Signature:

Print name:

Date:

A-1

EXHIBIT B

To:Gevo, Inc. (the “Company”)

Insider Trading Compliance Officer

From: _________________________ (telephone: _________________)

Re: Proposed Transaction in the Company’s Securities

This is to advise you that the undersigned intends to execute a transaction in the Company’s securities (the “Transaction”) on or before ____________________ (the “Transaction Deadline”)1, and does hereby request that the Company pre-clear the proposed Transaction, as required by the Company’s Insider Trading Policy (the “Policy”).

The terms of the proposed Transaction are as follows:

Nature of Transaction (check one)	☐ Purchase ☐ Sale
Maximum Number of Shares of Common Stock, Units or Rights	Up to _______________________
Price Limit(s)	If Purchase: at or below $________ per share/unit/right
If Sale: at or above $_________ per share/unit/right

Public or Private Transaction (check one)	☐ Public ☐ Private

The undersigned is not in possession of material nonpublic information about the Company or its affiliates, including any of its subsidiaries, and agrees to not enter into the Transaction if the undersigned comes into possession of material nonpublic information about the Company or its affiliates, including any of its subsidiaries, between the date hereof and the time the Transaction is effected. The undersigned has read and understands the terms of the Policy and certifies that the proposed Transaction will not violate the Policy.

The undersigned agrees to advise the Insider Trading Compliance Officer immediately if, for any reason, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned further acknowledges and agrees that if the proposed Transaction is not executed by the Transaction Deadline, the undersigned must submit an additional request for pre-clearance to, and receive approval from, the Insider Trading Compliance Officer (and any additional officer of the Company as required under the Policy) in order to execute the proposed Transaction.

1 The Transaction Deadline shall be the end of the third business day following the date of written approval of this request for pre-clearance by the Company.

B-1

The undersigned understands that the Company may require additional information about the Transaction, and agrees to provide such information immediately upon request.

The undersigned understands that any approval granted hereby on behalf of the Company may be rescinded prior to the time that any portion of the Transaction is effected if, in the sole reasonable judgment of the Company, the execution of such Transaction would violate the Policy or otherwise be inadvisable.

Dated: _______________, 20___

Sincerely,

_______________________________________

[Signature]

_______________________________________

[Print Name]

Approved:

By:___________________________________

Insider Trading Compliance Officer

Name:_________________________________

B-2